EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 4, 2011, with respect to the consolidated financial statements and schedule included in the Annual Report of Institutional Financial Markets, Inc. (formerly Cohen & Company Inc.) on Form 10-K for the year ended December 31, 2010. We hereby consent to the incorporation by reference of said report in the Registration Statements of Institutional Financial Markets, Inc. (formerly Cohen & Company Inc.) on Forms S-3 (File No. 333-172194, filed February 11, 2011); (File No. 333-166385, effective April 29, 2010); (File No. 333-145417, effective October 5, 2007) and on Forms S-8 (File No. 333-166387, effective April 29, 2010); (File No. 333-166386, effective April 29, 2010); (File No. 333-140318, effective January 30, 2007); (File No. 333-143503, effective June 5, 2007); (File No. 333-153211, effective August 27, 2008).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

March 4, 2011